Exhibit 99.12

ITEM 7A.     Quantitative and Qualitative Disclosures About Market Risk.

The Company is exposed to market risk, including adverse changes in commodity prices, interest rates and foreign currency exchange rates as discussed below.

Commodity Price Risk

The Company produces, purchases, and sells natural gas, crude oil, condensate and NGLs. As a result, the Company’s financial results can be significantly affected as these commodity prices fluctuate widely in response to changing market forces. In the past, the Company has made limited use of a variety of derivative financial instruments only for non-trading purposes as a hedging strategy to manage commodity prices associated with oil and gas sales and to reduce the impact of commodity price fluctuations. See “Business—Competition and Market Conditions.”

Interest Rate Risk

From time to time, the Company has entered into various financial instruments, such as interest rate swaps, to manage the impact of changes in interest rates. As of February 21, 2007, the Company has no open interest rate swap or interest rate lock agreements. Therefore, the Company’s exposure to changes in interest rates primarily results from its short-term and long-term debt with both fixed and floating interest rates. The following table presents principal or notional amounts (stated in millions) and related average interest rates by year of maturity for the Company’s debt obligations and their indicated fair market value at December 31, 2006:

	2007	2008	2009	2010	2011	Thereafter	Total	Fair Value
Long-Term Debt:
Variable Rate	$—	$—	$872.0	$—	$—	$—	$872.0	$872.0
Average Interest Rate	—	—	6.84%	—	—	—	6.84%	—
Fixed Rate	$—	$—	$—	$—	$200.0	$1,250.0	$1,450.0	$1,429.0
Average Interest Rate	—	—	—	—	8.25%	7.18%	7.32%	—

Foreign Currency Exchange Rate Risk

In addition to the U.S. dollar, the Company and certain of its subsidiaries conduct a substantial portion of their business in foreign currencies and are therefore subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions. Currently, the Company’s greatest exposure to exchange rate fluctuations is for transactions being conducted in Canadian dollars, while the exposures in New Zealand and Vietnam currencies are immaterial at this time.  As of February 21, 2007, the Company is not a party to any foreign currency exchange agreement.

Current Hedging Activity

As of December 31, 2006, the Company held various derivative instruments.  The Company has entered into natural gas and crude oil option agreements referred to as “collars”.  Collars are designed to establish floor and ceiling prices on anticipated future natural gas and crude oil production. The Company has designated a significant portion of these contracts as cash flow hedges designed to achieve a more predictable cash flow, as well as to reduce exposure to price volatility. While the use of these derivative instruments limits the downside risk of adverse price movements, they may also limit future revenues from favorable price movements. The use of derivatives also involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts.  Currently, the Company does not expect losses due to creditworthiness of its counterparties.

The gas derivative transactions are generally settled based upon the average of the reporting settlement prices on the NYMEX for the last three trading days of a particular contract month.  The oil derivative transactions are generally settled based on the average of the reporting settlement prices for West Texas Intermediate on the NYMEX for each trading day of a particular calendar month.  For any particular collar transaction, the counterparty is required to make a payment to the Company if the settlement price for any settlement period is below the floor price for such transaction, and the Company is required to make a payment to the counterparty if the settlement price for any settlement period is above the ceiling price of such transaction.

The estimated fair value of these transactions is based upon various factors that include closing exchange prices on the NYMEX, volatility and the time value of options.  Further details related to the Company’s hedging activities as of December 31, 2006 are as follows:

1

		NYMEX
		Contract		Fair Value
Contract Period and		Price		of
Type of Contract	Volume	Floor	Ceiling	Asset/(Liability)
				(in millions)

Natural Gas Contracts (MMBtu) (a)
Collar Contracts:
January 2007 - December 2007	5,475	$6.00	$12.00	$1.6
January 2007 - December 2007	1,825	$6.00	$12.15	$0.5
January 2007 - December 2007	9,125	$6.00	$12.50	$2.9
January 2007 - December 2007	913	$8.00	$13.40	$1.4
January 2007 - December 2007	2,738	$8.00	$13.50	$4.2
January 2007 - December 2007	913	$8.00	$13.52	$1.4
January 2007 - December 2007	913	$8.00	$13.65	$1.4
January 2008 - December 2008	1,830	$8.00	$12.05	$1.5
January 2008 - December 2008	2,745	$8.00	$12.10	$2.3
January 2008 - December 2008	915	$8.00	$12.25	$0.8

Crude Oil Contracts (Barrels)
Collar Contracts:
January 2007 - December 2007	1,460,000	$50.00	$75.00	$(2.2)
January 2007 - December 2007	365,000	$50.00	$75.25	$(0.6)
January 2007 - December 2007	3,650,000	$50.00	$77.50	$(3.9)
January 2007 - December 2007	182,500	$60.00	$82.75	$0.3
January 2007 - December 2007	547,500	$60.00	$83.00	$0.9
January 2007 - December 2007	182,500	$60.00	$84.00	$0.3
January 2008 - December 2008	183,000	$60.00	$80.00	$0.1
January 2008 - December 2008	183,000	$60.00	$80.05	$0.1
January 2008 - December 2008	183,000	$60.00	$80.10	$0.1
January 2008 - December 2008	366,000	$60.00	$80.25	$0.2

(a) MMBtu means million British Thermal Units.

 Although all of the Company’s collars are effective as economic hedges, the Gulf of Mexico disposition and the shut-in forecasted hydrocarbon production from the Company’s Gulf of Mexico properties (resulting primarily from hurricane activity during the third quarter of 2005) caused certain of the gas and crude oil collar contracts to lose their qualification for hedge accounting under SFAS 133. The Company now recognizes all future changes in the fair value of these collar contracts in the consolidated statement of income for the period in which the change occurs under the caption “Commodity derivative income(expense).’’  As of December 31, 2006, the Company had the following collar contracts that no longer qualify for hedge accounting:

		NYMEX
		Contract		Fair Value
Contract Period and		Price		of
Type of Contract	Volume	Floor	Ceiling	Asset/(Liability)
				(in millions)

Natural Gas Contracts (MMBtu)
Collar Contracts:
January 2007 - December 2007	7,300	$6.00	$12.15	$2.2
January 2007 - December 2007	3,650	$6.00	$12.20	$1.1

 Additional information about the Company’s hedging activities can be found in Note 14 – “Commodity Derivatives and Hedging Activities” in this report.